Exhibit 99.1

04-10

For further information:

John F. Walsh

Director of Investor Relations

Southern Union Company

570/829-8662

SOUTHERN UNION ANNOUNCES

PUBLIC OFFERING OF COMMON STOCK

WILKES-BARRE, Pa. – (BUSINESS WIRE) – July 20, 2004 –Southern Union Company (“Southern Union” or the “Company”) (NYSE:SUG) announced today plans to make a public offering of  11,000,000 shares of its common stock, of which 6,200,000 shares are being offered in connection with forward sale agreements as discussed below.  The forward purchasers described below have granted the underwriters a 30-day option to purchase up to an additional 1,650,000 shares of common stock at the public offering price, less the underwriting discount, to cover over-allotments.

The joint book-running managers for the offering are J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The offering will be made under the Company’s current shelf registration statement filed with the Securities and Exchange Commission.  In connection with the offering, Southern Union will enter into forward sale agreements with J.P. Morgan Securities Inc. and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “forward purchasers”), under which the forward purchasers will agree to borrow and sell 6,200,000 shares of the Company’s common stock and up to 1,650,000 additional shares of common stock if the underwriters exercise the over-allotment option.  The forward sale agreements will settle in approximately twelve months, or earlier at the Company’s option.  The Company has the option to physically settle the forward sale agreements by delivering shares of common stock and receiving the full proceeds, but only if the Company obtains the required state regulatory approvals to sell additional shares of common stock.  The Company also has the option to net settle or net cash settle the forward sale agreements.

Southern Union expects to use the net proceeds from its offering of common stock to reduce debt and for general corporate purposes.  The Company will not receive any proceeds from the sale of shares by the forward purchasers unless the forward sale agreements are physically settled.  Southern Union intends to physically settle the forward sale agreements and use the proceeds to finance potential acquisitions, including to fund a portion of its equity interest in CCE Holdings, LLC, a joint venture of Southern Union and GE Commercial Energy Financial Services, in connection with the previously-announced proposed acquisition by CCE Holdings, LLC of CrossCountry Energy, LLC from Enron Corp., and for general corporate purposes.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The offering may be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained when available from J.P. Morgan Securities Inc., Chase Distribution & Support Service, 1 Chase Manhattan

Plaza, Floor 5B, New York, NY 10081 (copies may also be obtained via email to AddressingServices@jpmchase.com).

About Southern Union Company

Southern Union Company, headquartered in Wilkes-Barre, Pennsylvania, is engaged primarily in the transportation and distribution of natural gas. Through its Panhandle Energy subsidiary, the Company owns and operates Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Trunkline LNG Company and Southwest Gas Storage Company. Collectively, the pipeline assets operate more than 10,000 miles of interstate pipelines that transport natural gas from the Gulf of Mexico, South Texas and the Panhandle regions of Texas and Oklahoma to major U.S. markets in the Midwest and Great Lakes region. Trunkline LNG, located in Lake Charles, Louisiana, is the nation’s largest liquefied natural gas import terminal. Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves nearly one million natural gas end-user customers in Missouri, Pennsylvania, Massachusetts and Rhode Island. For further information, visit www.southernunionco.com.

Forward-Looking Information

This release and other Company reports and statements issued or made from time to time contain certain “forward-looking statements” concerning projected future financial performance, expected plans or future operations. Southern Union cautions that actual results and developments may differ materially from such projections or expectations.

Investors should be aware of important factors that could cause actual results to differ materially from the forward-looking projections or expectations. These factors include, but are not limited to: cost of gas; gas sales volumes; gas throughput volumes and available sources of natural gas; discounting of transportation rates due to competition; customer growth; abnormal weather conditions in the Company’s service territories; impact of relations with labor unions of bargaining-unit employees; the receipt of timely and adequate rate relief and the impact of future rate cases or regulatory rulings; the outcome of pending and future litigation; the speed and degree to which competition is introduced to the Company’s gas distribution business; new legislation and government regulations and proceedings affecting or involving the Company; unanticipated environmental liabilities; the Company’s ability to comply with or to challenge successfully existing or new environmental regulations; changes in business strategy and the success of new business ventures, including the risk that businesses acquired and any other investments the Company makes may not be successfully integrated with the Company’s business; exposure to customer concentration with a significant portion of revenues realized from a relatively small number of customers and any credit risks associated with the financial position of those customers; factors affecting operations such as maintenance or repairs, environmental incidents or gas pipeline system constraints; the Company’s or any of its subsidiaries debt securities ratings; the economic climate and growth in the energy industry and service territories and competitive conditions of energy markets in general; inflationary trends; changes in gas or other energy market commodity prices and interest rates; the current market conditions causing more customer contracts to be of shorter duration, which may increase revenue volatility; the possibility of war or terrorist attacks; the nature and impact of any extraordinary transactions such as any acquisition or divestiture of a business unit or any assets.

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